NEWS

Contact:

John P. Howlett

Vice Chairman – Corporate Development

Emtec, Inc.

Telephone 973-376-4242

Email john_howlett@emtecinc.com

Web site www.emtecinc.com

Emtec, Inc. Announces Appointment of Blaul

Executive Vice-President of Sales & Marketing

Marlton, NJ, July 31, 2007 – Emtec, Inc. (OTCBB: ETEC), an Information Technology Systems and Services Company, announced today that it has appointed Frank Blaul as Executive Vice-President of Sales and Marketing of Emtec and Emtec Federal. Mr. Blaul will report to Ron Seitz, President of Emtec Systems Division.

Mr. Blaul comes to Emtec with over 20 years IT industry experience in both the public and commercial markets. Prior to joining Emtec he held executive level positions with GTSI, EDS, and IBM. “I am thrilled to have Frank join our team,” commented Ron Seitz. “His business experience and business acumen are instrumental in our plan to provide additional depth and strength to our management structure.”

Dinesh Desai, Emtec’s Chairman and CEO, elaborated, “We are dedicated to growing the fundamental value of our business through the addition of proven professionals like Frank to our existing management team.”

Mr. Blaul remains active in the Armed Forces Electronics Association, Industry Advisory Council, Potomac Officers Club, and The Northern Virginia Technology Council. “I’m excited about being with Emtec and helping grow their sales and marketing organization,” he said. “I’ve always been committed to leveraging growth and welcome the opportunity presented at Emtec.” Mr. Blaul resides in McLean, VA, with his wife and four children.

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. (“the Company”), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.